Exhibit 21

                      Subsidiaries of Oncologix Tech, Inc.

                           Subsidiaries of Registrant

                                                            Percent of Ownership
                                 State of Incorporation         of BestNet
      Subsidiary                     or Jurisdiction        Communications Corp.
      ----------                     ---------------        --------------------

Oncologix Corporation                     Nevada                   100%

International Environment                Delaware                  100%
Corporation

Interpretel (Canada) Inc.           Province of Ontario            100%

Interpretel, Inc.                         Arizona                  100%

Telplex International                     Arizona                  100%